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                                                          ADJOURNMENT NOTICE
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                     Japan Smaller Capitalization Fund, Inc.
                     c/o Nomura Asset Management U.S.A. Inc.
               Two World Financial Center, Building B, 22ND. Floor
                             New York, NY 10281-1712

Dear Stockholder,

You have likely already received a letter from us in regard to the Annual Meeting of Stockholders of your Fund, which was scheduled for Friday, November 17, 2006. Due to insufficient participation by stockholders for passage of Proposal 2, we have had to adjourn the Annual Meeting to Wednesday, December 13, 2006. This additional adjournment was scheduled to allow stockholders who have not yet voted to have an opportunity to cast their important vote. We are mailing this letter only to those stockholders who, according to our records, still have not voted at the time of this mailing.

Please help your fund to hold the vote on Proposal 2 by taking a moment now to cast your vote.

Proposal 2 is noted on the enclosed proxy card. The details of Proposal 2 can be found in the proxy statement, which was originally mailed to you on or about October 19, 2006. Should you need any additional information on Proposal 2, please do not hesitate to call us toll-free at 1-800-441-2738. Representatives are available Monday through Saturday from 9:00 a.m. to 10:00 p.m. Eastern Time. The voting options listed below have been set up for your convenience.

Help us to hold the vote on Proposal 2 by taking a moment to cast your vote today. Thank you for your assistance with this important matter.

Respectfully,



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The Board of Directors of Japan Smaller Capitalization Fund, Inc.





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[GRAPHIC OMITTED]    1.    Vote by Telephone. You may cast your vote by
Telephone                  telephone by calling the toll-free number found
                           on your proxy ballot.

[GRAPHIC OMITTED]    2.    Vote by Internet. You may cast your vote by
Computer                   logging on to the internet site found on your
                           proxy ballot.

[GRAPHIC OMITTED]    3.    Vote by Mail. You may cast your vote by mail by
Envelope                   signing, dating and mailing the enclosed proxy card
                           in the postage-prepaid return envelope provided.

                           (If convenient for you, please utilize the above phone or internet options to insure that your response is received in time for the adjourned Meeting on December 13, 2006.)
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